Chrysler Financial	Distribution Date:	09-Jan-06
DaimlerChrysler Auto Trust 2005-B Monthly Servicer’s Certificate (KG)		Page 1 of 2

Payment Determination Statement Number	8
Distribution Date	09-Jan-06

Dates Covered	From and Including	To and Including
Collections Period	01-Dec-05	31-Dec-05
Accrual Period	08-Dec-05	08-Jan-06
30/360 Days	30
Actual/360 Days	32

	Number of
Collateral Pool Balance Data	Accounts	$ Amount
Pool Balance — Beginning of Period	103,555	1,629,610,404.44
Collections of Installment Principal		34,580,444.22
Collections Attributable to Full Payoffs		21,107,821.09
Principal Amount of Repurchases		0.00
Principal Amount of Gross Losses		3,299,853.71

Pool Balance — End of Period	100,194	1,570,622,285.42

Pool Statistics	End of Period
Initial Pool Balance (Pool Balance at the Purchase Date)	2,137,500,207.96
Pool Factor (Pool Balance as a Percent of Initial Pool Balance)	73.48%

Ending O/C Amount	147,330,673.27
Coverage Ratio (Ending Pool Balance as a Percent of Ending Notes)	110.35%

Cumulative Net Losses	7,607,564.53
Net Loss Ratio (3 mo. Weighted Avg.)	1.1306%
Cumulative Recovery Ratio	47.03%
60+ Days Delinquency Amount	6,855,177.79
Delinquency Ratio (3 mo. Weighted Avg.)	0.41500%

Weighted Average APR	6.837%
Weighted Average Remaining Term (months)	45.84
Weighted Average Seasoning (months)	17.96

Chrysler Financial	Distribution Date:	09-Jan-06
DaimlerChrysler Auto Trust 2005-B Monthly Servicer’s Certificate (KG)		Page 2 of 2

Cash Sources
Collections of Installment Principal	34,580,444.22
Collections Attributable to Full Payoffs	21,107,821.09

Principal Amount of Repurchases	0.00	O/C Release	(Prospectus pg S18-S20)
Recoveries on Loss Accounts	1,488,162.80	Pool Balance		1,570,622,285.42
Collections of Interest	9,089,443.27	Yield Supplement O/C Amount		(72,420,588.42)

Investment Earnings	177,914.68	Adjusted Pool Balance		1,498,201,697.00
Reserve Account	5,005,000.00

Total Sources	71,448,786.06	Total Securities		1,423,291,612.15

Cash Uses		Adjusted O/C Amount		74,910,084.85
Servicer Fee	1,358,008.67	Target Overcollateralization Amount		74,910,084.85
A Note Interest	4,680,139.67
Priority Principal Distribution Amount	0.00	O/C Release Period?		Yes
B Note Interest	221,000.00
Reserve Fund	5,005,000.00	O/C Release		7,218,220.63
Regular Principal Distribution Amount	52,966,417.09
Distribution to Certificateholders	7,218,220.63
Total Cash Uses	71,448,786.06

Administrative Payment
Total Principal and Interest Sources	71,448,786.06
Investment Earnings in Trust Account	(177,914.68)
Daily Collections Remitted	(68,577,923.35)
Cash Reserve in Trust Account	(5,005,000.00)
Servicer Fee (withheld)	(1,358,008.67)
O/C Release to Seller	(7,218,220.63)

Payment Due to/(from) Trust Account	(10,888,281.27)

	Beginning	Ending	Principal	Principal per	Interest	Interest per
	Balance	Balance	Payment	$1000 Face	Payment	$1000 Face	Original
Notes
Class A-1 402,000,000 @ 3.26%	0.00	0.00	0.00	0.0000000	0.00	0.0000000	402000000
Class A-2 620,000,000 @ 3.75%	496,258,029.24	443,291,612.15	52,966,417.09	85.4297050	1,550,806.34	2.5013005	620000000
Class A-3 680,000,000 @ 4.04%	680,000,000.00	680,000,000.00	0.00	0.0000000	2,289,333.33	3.3666667	680000000
Class A-4 240,000,000 @ 4.20%	240,000,000.00	240,000,000.00	0.00	0.0000000	840,000.00	3.5000000	240000000
Class B 60,000,000 @ 4.42%	60,000,000.00	60,000,000.00	0.00	0.0000000	221,000.00	3.6833333	60000000

Total Notes	1,476,258,029.24	1,423,291,612.15	52,966,417.09		4,901,139.67		2,002,000,000.00

*	Class A-1 Interest is computed on an Actual/360 Basis. Days in current period 32